Exhibit 22
List of Guaranteed Securities

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are securities issued by DCP Midstream Operating, LP (Subsidiary Issuer) and guaranteed by DCP Midstream, LP (Parent Guarantor).

$350 million of 4.950% Senior Notes due April 2022
$500 million of 3.875% Senior Notes due March 2023
$825 million of 5.375% Senior Notes due July 2025
$500 million of 5.625% Senior Notes due July 2027
$600 million of 5.125% Senior Notes due May 2029
$300 million of 8.125% Senior Notes due August 2030
$300 million of 6.450% Senior Notes due November 2036
$450 million of 6.750% Senior Notes due September 2037
$400 million of 5.600% Senior Notes due April 2044